Gobekli Inc.

Map and connect your talent data.


Gobekli
Quantify knowledge & skills.
We believe human centered talent data will power the future of work & education.

Invest

$100 minimum investment

DEADLINE: June 30, 2022

in a month

SHARE PRICE

$2

TOTAL RAISED

$41,250

VALUATION

$5,150,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

PROBLEM

Quantifying an individual's knowledge and skills is hard.

For individuals:

Curating and presenting your professional value throughout your career is an ongoing, manual process that...

- Takes a lot of time and energy
- Is never complete or comprehensive
- Relies on subjective language, trust and assumptions

For organizations:Cataloging, translating and understanding an individual's knowledge and skills is an imperfect process that...

- Buries or exaggerates talent due to human or data bias or error
- Can result costly hiring and assignment mismatches
- Makes investment in hiring and upskilling an expensive gamble

SOLUTION

Empower individuals to quantify themselves.

Map work completed:We map knowledge and skills from online courses

Our prototype is a tool that maps the connections between the knowledge and skills earned through online courses into graph files.

Stack completed work maps with individuals: We plan to stack these maps to understand individuals' combined learning

Stackable course maps create graph databases that can provide powerful visualizations and insights for individuals and companies.

THE PRODUCT STRATEGY

The Market Opportunity & Point of Entry

Employers are shifting to a more skill focused way of looking at talent.

But despite best efforts, education providers are not delivering transparent and translatable talent data about the education they sell.

Digital Course Mapping Service

We plan to deliver a licenseable tool that allows schools and learning management systems to map the knowledge and skills of their coursework.

Our prototype creates talent maps by using taxonomy filters, which can be adopted or auto generated to identify key knowledge and skill sets.


Courses are mapped for learners.
Dynamic visualization, recommendations & decentralized ownership are powered by sequencing the terminologies, context & concept relationships into attachable map files for each course description.
Define elemental concepts & terminology.
Identify ontological relationships.
Map connected knowledge & skills.
Package data for connection & transfer.
Gobekli

We plan to work with our clients to configure the automatic translation of system and page structure into metadata that will provide key context for each map.

Our method of recording linked and grouped concepts not only provides translatable meaning, but also happens to make our maps stackable, filterable, and shareable.

Note: We believe that this same methodology, when applied at scale, may provide a framework to solve the global talent interoperability problem. We have developed models to explore this.

Dynamic Talent Visualization AI Tools for Schools & Training Platforms

We intend to drive value to education platforms first, by providing tools for their users to visualize and display their stacked learning, as well as offering smart recommendation tools.


Dynamic Visualization, enhancing each certificate with a unique map of the knowledge & skills gained.
Powerful insights & recommendations to maximize growth & potential.

We then plan to stack the maps with individual users, which we believe will become the key to creating a web3.0 ecosystem of talent data.

We are designing these files to be formatted to populate graph databases for business services, and attachable to verified credentials and decentralized.

Human Centering Talent Data

We can empower a ground-up flow of 10x better talent by giving everyone a private and secure graph interface of their own experience, knowledge skills, and the evidence to back it all up.

We believe, however, that ownership of that data fundamentally belongs to the individual.

Therefore, it would be unethical, unmarketable and unsustainable to build if it didn't rely on technology that ensures an individual's self-sovereign ownership of their data.

We have invested the last year of research and development into the following key technologies.

Web3: The Technological Engine

Self Sovereign, Human Distributed Data


data stored by service providers
loss of control
outdated & incomplete
duplicated efforts
data stored in a personal data pod
all relevant data available
under person's control

Sir Tim Berners-Lee, the inventor of the World Wide Web, chairman of w3.org, etc., has launched and is leading the development of a new protocol and system called Solid to re-distribute ownership and control of data back to individuals, as the source.

We have invested the past year working in the development community around Solid to gain feedback and technical validation for our use case. Through that research and development, Kayode Ezike, who worked under Tim Berners-Lee to develop a Verifiable Credentials framework for Solid (https://github.com/kezike/solid-vc), has joined our team as our Decentralization Architect.

Verified Credential Standards & Networks

Note: While Gobekli has spoken with all of the above organizations to gain preliminary validation on our designs, membership in their networks comes with a fee. A portion of our Netcapital investment would be used to pay these fees and formalize these relationships.

Velocity Network, Open Badges, and Credential Engine all are designed to enable the transmission and verification of credentials. However, as this October podcast from Velocity CEO, Dror Gurevich explains, there has yet to be wide adoption of any user-facing stackable credential wallet. We are building our app to fit that niche.


OPEN ASSEMBLY
WORK.
DROR GUREVICH
CEO
Velocity Network Foundation
Velocity Career Labs
Work.
WORK. with Dror Gurevich, CEO of Vel
00:00 | 37:28

> This WORK. podcast features Dror Gurevich, the Chief Executive Officer of Velocity Career Labs and the Velocity Network Foundation. These organizations co-exist to reinvent how career records and credentials are shared across the labor market, empowering individuals, businesses and educational institutions through transformational blockchain technology.

(Check out the above podcast about Velocity Network's "Internet of Careers")

We intend to work with the above organizations to format or "print" our files so they are compatible with their schemas, as well provide feedback on the creation of new standards that we could both leverage.

Because of the practical need to manage hybrid career evidence, our design creates a practical reason to tie a Solid Pod and blockchain wallet with the same webID.

THE GOBEKLI APP

A Universal Talent Passport & Self-Sovereign Professional Identity.


Learners collect their course maps to verify, quantify & grow their value.
Universal talent passports stack career evidence that populate individual master skill trees.
Explore your skills & citations
Quantify your value
Universal Talent Passports

Gobekli has designed and is committed to building a user-friendly app that combines blockchain and human distributed data into a simple interface to manage all of your career data in one place.

We plan to include simple "family tree" style skill charts to help users visualize, cite and filter their knowledge, skills and experience — with citations that reference stackable career evidence.

The individual's career evidence will be housed in a master index of stackable credential wallets and self generated evidence stored in their Solid Pod.

As an easy guide to new objectives and functionality, we are also designing a conversational assistant that can help guide you to your own in-app objectives.


A Solid foundation is needed for a human centered ecosystem
Solid Human Distributed Data Protocol is a new web3 technology that delivers Pods for individuals to own and control their data. Led by Web founder Tim Berners-Lee, Solid is designed to securely deliver the power of their data back to individuals.
Human centered data without human centered design is meaningless
Universal Talent Passports are user facing portals to manage credential wallets & career evidence for individuals.
Master talent trees create a visual way to explore knowledge & skills with their connected citations & stats.
A conversational assistant helps you navigate your data & accomplish in-app goals.

Extensions & Pro Membership

The above design allows for a human-centered ecosystem and "bottom-up" flow of data, with far reaching possibilities.


Learners will become workers and create a human centered talent data ecosystem.
Your Gobekli passport will give you the power to choose what data about your knowledge & skills to relay to your peers, employers, recruiters, schools, etc.
Integrations
Passport
Norelle Done
Wallets
Integrations
Follos
Personal Integrations
indeed
Employer Apps
Manage
Solid Pod
Businesses Reduce Risk
Verified & comprehensive talent data will reduce the risk of HR & management decisions.
Individuals Grow
By leveraging integrations, individuals can use their talent data to achieve their personal goals.
Schools Improve
The quality and value of education will increase because of quantifiable talent data.

Users would be able to download the Gobekli app and make in-app purchases for services and extensions to further map, cite and distribute information about their knowledge and skills.

Extensions on the user's end would allow for a school, company or app to request a certain set of your talent data — which you can lend out and then later revoke if you choose.

We envision and have cultivated pipelines of potential partner applications into the following categories:

- Data Exchanges
- Upskilling and Education applications
- HR/Management applications
- Team applications
- Personal applications

In addition, self sovereign data storage will theoretically allow for fully self-sovereign AI applications and extensions that can help users extend their data.

- Generate live and secure behavioral data from yourself and intelligence data from your team apps to strategically improve your own performance or management decisions.
- Combine and translate data to gain insights into yourself from your own digital footprint.

DEPLOYMENT STRATEGY

Our goal is to work with schools and learning platforms to map every digital course, providing the learning platform with dynamic visualization and recommendations, and producing a stackable attachment for each earned certificate.


Gobekli licenses certificate mapping
for UpSkilling and LMS platforms:
Certificates Today
Currently cannot quantify context or details on what was learned in the certificate beyond a title or short description.
CERTIFICATE OF COMPLETION
Kathy Wu
Certificates With Gobekli Course Maps
We print our course maps in a format that can be attached to verifiable credentials.
CERTIFICATE OF COMPLETION
Kathy Wu
Certificates of completed courses will have attached data visualizations of included learning.

Our goal is to monetize early through the course mapping licensed dashboards and use them as a ramp to create demand for our universal talent passports, which are planned for later this year.

Once we release the talent passports, we intend to launch team and enterprise applications for businesses, teams and individuals so they can begin using their data in different ways.

We believe that pro-membership will be the final stage of release some time next year.


Evolving a through a balance of value
Revenue flows from value to people, companies and schools.
Pro Membership
Apps
Talent Passports
Courses Mapping
Q2
Q3
Q4
Q5
Q6
Q7

BRAND & MISSION

Our name comes from Göbekli Tepe, a 12,000 year old world heritage site in Turkey, which has been dubbed "the first temple."


Gobekli
Gobekli Tepe is a 12,000 year old megalithic site created by the first people to grow themselves from hunters-gathers into a civilization through the creation and exchange of new knowledge & skills.
Gobekli's mission is to help everyone build themselves & work better together by making invisible knowledge & skills, visible.

TEAM



Danny Done

Founder
CEO

Danny co-authored his own high school education and helped set standards for homeschool reporting, then served as a national student political leader in higher education. He studied the Comparative History of Ideas at the University of Washington, where his thesis focused on the sociological results of techno-human feedback loops.

He founded, scaled and sold a marketing agency that packaged mixes of people's services based on talents and skills into decentralized hybrid teams sold as "Custom Marketing Packages", a product and keyword for which his agency was organically ranked first on Google, for years.

He founded Gobekli because he believed that data about people's knowledge and skills could be easier to understand and leverage if it were in one place and shared by the user. To design Gobekli as it is today, Danny has invested 2 years in full time discovery, research and development. This has resulted in relationships, a team and design that can unite a growing business and technology movement.



Kayode Ezike

Decentralization Architect

In his words, Kayode is "an advocate for systems that advocate for people." As such, he has always worked on projects that place the individual at the center of their data.

Kayode earned both his Masters and BS of Electrical Engineering and Computer Science at MIT. His academic experience in this environment has primed him to make a meaningful impact in the Web3 ecosystem.

During his second stint at MIT, he worked under Tim Berners-Lee and Lalana Kagal to develop a Verifiable Credentials framework (https://github.com/kezike/solid-vc) within the context of Solid (https://solid.inrupt.com), a novel platform for users to manage their personal data in a decentralized deployment independent of the apps that depend on it.

While in the industry, he has served as Director of Research and Development at a technology startup that developed a solution to corrupt project management practices by leveraging blockchain and AI along with citizen science to compensate contractors on a provably conditional basis.

These days, Kayode is working with the Digital Credentials Consortium (https://digitalcredentials.mit.edu) to develop the supporting technology for a mobile wallet that manages academic credentials. They are currently working with a handful of universities and learning institutions to deploy pilots for issuing and managing credentials such as transcripts, diplomas, and course certificates.



Jakub Smid

Development Contractor Team Lead
Leader/Solutions Architect

Ph.D. in AI and Data Mining. Passionate about game theory application AI, he is the Tech Lead at Blindspot Solutions, heading a team of engineers, data scientists, and developers.



Harri Ketamo

Key Technology Partner
Founder/CEO of HeadAI

An entrepreneur with 20 years of experience in cognitive sciences, computational intelligence, complex adaptive systems and game development. Currently, he is founder and chairman of Headai, a company developing General Semantic AI for transparent decision making.



John O'Sullivan
Consulting CFO

John is a hands-on CFO consultant focused on providing value-added financial and operational support to startup and early-stage technology companies. He has an MBA and CPA. His 25+ years of professional experience includes financial reporting, projections, fundraising, negotiations, business development, public accounting and venture capital.



Steve Ardire
AI Startup “Force Multiplier”

Startup fundraising advisor for early stage AI companies, helping to shape business strategy, product market fit, pitch guidance, close funding in fractional C level roles (multiplexed bus dev, marketing, sales) to scale smarter, faster, and better.

USE OF PROCEEDS

If the offering's maximum amount of $250,000 is raised:

Use	Value	% of Proceeds
Technology partners	$30,000	12.0%
Technology infrastructure	$20,000	8.0%
Engineering	$125,000	50.0%
Sales & marketing	$28,000	11.2%
General & admin.	$34,750	13.9%
Intermediary fees	$12,250	4.9%

TERMS

This is an offering of Class B Common Stock, under registration exemption 4(a)(6), in Gobekli Inc.. This offering must raise at least $10,000 by June 30, 2022 at 9:59pm ET. If this offering doesn’t reach its *target*, then your money will be refunded. Gobekli Inc. may issue additional securities to raise up to $250,000, the offering’s *maximum*.

If the offering is successful at raising the maximum amount, then the company’s implied valuation after the offering (sometimes called its *post-money valuation*) will be:

2,700,000 shares
× $2 per share

$5,400,000 implied valuation

FINANCIALS

Income statement

Balance sheet

Cash flow statement

Change in equity statement

Executive certification

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on March 17, 2022
- Form C/A on March 23, 2022

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn

UPDATES

May 4, 2022 • Product update: The Learning Quantification...

Mar 23, 2022 • Filed Form C/A

Mar 17, 2022 • Primary offering of 125,000 shares at $2

Mar 17, 2022 • Filed Form C

ASK A QUESTION

Proofread your comment before submitting: once it's posted, you can't edit or delete it. For the fastest help with the web site, email help@netcapital.com instead of commenting.

Type your question or comment here

Post

Looking to raise capital?
We can help turn your friends, family and customers into investors.

Learn more

Interested in more investment opportunities?
Browse all offerings currently available.

See more

hello@netcapital.com